Exhibit 99.7

Liminatus Pharma Announces Compliance with Nasdaq Filing Requirements

LA PALMA, Calif., June 4, 2025 – Liminatus Pharma, Inc. (Nasdaq: LIMN) (“Liminatus” or the “Company”), a pre-clinical stage biopharmaceutical company developing novel, immune-modulating cancer therapies, today announced that on June 3, 2025, it received a notification letter from Nasdaq indicating that it now complies with Nasdaq Listing Rule 5250(c)(1) which requires timely filing of reports with the U.S. Securities and Exchange Commission and the matter is now closed.

Prior to its filing on June 2, 2025, the Company had received a notification letter from Nasdaq on May 29, 2025, stating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the delay in filing its Quarterly Report on Form 10-Q for the period ended March 31, 2025. On June 2, 2025, the Company filed the Form 10-Q such that it is now current with respect to its Exchange Act reporting obligations.

About Liminatus

Liminatus Pharma, Inc. is pre-clinical stage biopharmaceutical company developing novel, immune-modulating cancer therapies. The Company’s candidate IBA101, is a humanized anti CD47 monoclonal antibody. The next generation CD47 checkpoint inhibitor’s initial indication is expected to be patients with advanced solid cancers including non-small cell lung cancer. The Company’s vision is to develop a broad array of transformative therapies for cancer patients as a leading global biopharmaceutical company.

For more information, please contact:

Chris Kim, Chief Executive Officer

chris@liminatus.com